Exhibit 99.1

Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Vice President – Investor Relations

(813) 552-2927

KFORCE INC. REPORTS RECORD REVENUE FOR THE THIRD QUARTER

AND EPS OF 17 CENTS

ANNOUNCES AMENDED CREDIT FACILITY

TAMPA, FL – November 1, 2005 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced results for the third quarter of 2005. Revenues for the quarter ended September 30, 2005 were at an all time high of $207.3 million compared to $188.9 million for the quarter ended September 30, 2004 and $198.5 million for the quarter ended June 30, 2005. Revenues for the nine months ended September 30, 2005 of $598.7 million were $127.4 million or 27.0% greater than for the same period last year of $471.2 million. The Firm reported net income for the third quarter of 2005 of $6.7 million or 17 cents per share. Net income for the nine months ended September 30, 2005 of $15.5 million was 110% greater than the same period last year of $7.4 million. Earnings per share for the nine months ended September 30, 2005 of 38 cents was 81% greater than the same period last year of 21 cents.

“Revenue and earnings exceeded the top end of analyst expectations which, we believe, reflects strong execution and enhanced operating leverage. Positive operating trends for the Firm continued in Q3 as revenues grew sequentially for the eighth straight quarter and are now at the highest quarterly level in the Firm’s history. Search revenues increased for the eighth straight quarter and gross margins continue to improve.” said David L. Dunkel, Kforce’s Chairman and Chief Executive Officer.

Mr. Dunkel continued; “We are also excited to announce that the Firm recently amended and extended our Credit Facility for another five years with our current bank syndicate at improved pricing and terms. The amended $100 million Credit Facility also contains an accordion feature that allows for a $40 million increase in borrowing capacity to $140 million.”

William L. Sanders, President said; “We are very pleased with our record revenues in the third quarter, as each business unit grew revenue and improved profitability sequentially and year-over-year. This sustained improvement in productivity and excellent execution resulted in the following highlights:

•	Revenue growth continued in the third quarter of 2005, with sequential growth of 4.4% over the second quarter of 2005 and growth of 9.8% over the third quarter of 2004.

•	All business units experienced sequential flex revenue growth in Q3 ‘05.

•	Search revenue continued its growth into the third quarter of 2005, for the eighth straight quarter, with sequential growth of 1.5% and growth of 23.1% over the third quarter of 2004. The hiring of additional search associates remains a high priority.

•	We continue to see improvement in our margins as Flex Gross Profit increased by 90 basis points to 28.1% in Q3 ‘05 from 27.2% in Q2 ‘05 and has improved 190 basis points year-over-year driven by continued improvement in the spread between bill rate and pay rate.

•	Gross Profit increased by 70 basis points to 33.0% in Q3 ‘05 from 32.3% in Q2 ‘05 and has improved 240 basis points year-over-year from 30.6% in Q3 ‘04.”

Joe Liberatore, Chief Financial Officer added; “Positive operating trends for the Firm continued in Q3 as total revenues, search revenues and gross margins all again improved as demonstrated by the following highlights:

•	Nine months of 2005 revenues of $598.7 million have increased by $127.4 million or 27.0% over 2004 revenues of $471.2 million for the same period.

•	Nine months of 2005 operating income of $27.2 million has increased $19.6 million, or 257% over 2004 operating income of $7.6 million for the same period.

•	Cash flows provided by operating activities for the nine months ended September 30, 2005 of $26.6 million were $25.3 million greater than for the same period last year of $1.3 million.

•	EBITDA in Q3 ‘05 of $14.2 million, or $0.35 per share, increased 79.7% year-over-year from $7.9 million, or $0.21 per share in Q3 ‘04.

•	Operating expenses year to date 2005 have declined 130 basis points to 27.6% of revenue, from 28.9% of revenues in 2004. Operating expenses in Q3 2005 remained flat compared to Q2 2005, and Q3 2004, at 27.4%.

•	Days sales outstanding (“DSO”) of accounts receivable was 36.4 days at the end of Q3 2005.

•	Bank debt balance decreased by $8.0 million from Q2 ‘05 to $22.0 million.

•	Earnings per Share of $0.17 exceeded the consensus estimate of $0.15 and was above our guidance of $0.14 – $0.16.

•	Kforce has reported positive earnings for eleven straight quarters.”

Mr. Liberatore continued; “Looking forward to the fourth quarter, we expect to continue to realize the benefits of the leverage in our operating platform. We believe revenues may be in the $203 million to $208 million range with earnings per share for Q4 of $0.15 to $0.17 cents. This reflects approximately 40.5 million weighted average diluted shares outstanding.”

Kforce will host a conference call today to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 1-617-786-2963, pass code 72302390. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, November 1 through November 8, 2005, by dialing 1-617-801-6888, pass code 45854786.

It will also be Webcast live at www.kforce.com (select “Investor Relations”) and will be available for Webcast replay until December 1, 2005.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,600 staffing specialists, Kforce operates with 74 offices in 43 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share for the third quarter will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integrations are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2005	Quarter Ended June 30, 2005	Quarter Ended September 30, 2004
Revenue by Function:
Technology	$95,074	$92,263	$89,671
Finance/Accounting	63,058	59,929	57,496
Health and Life Sciences	49,161	46,278	41,695

Total Revenue	207,293	198,470	188,862

Revenue by Time:
Perm	14,107	13,894	11,463
Flexible	193,186	184,576	177,399

Total Revenue	207,293	198,470	188,862

Cost Of Sales	138,904	134,406	130,987
Gross Profit	68,389	64,064	57,875
GP %	33.0%	32.3%	30.6%
Flex GP %	28.1%	27.2%	26.2%

Selling, General & Admin.	54,584	52,417	50,120
Deprec. & Amort.	2,194	2,022	1,567

Income from Operations	11,611	9,625	6,188

Other Expense	477	496	480

Earnings Before Taxes	11,134	9,129	5,708

Income Tax Expense (Benefit)	4,421	3,460	(339)

Net Income	$6,713	$5,669	$6,047

Earnings (Loss) Per Share - Diluted	$0.17	$0.14	$0.16
EBITDA Per Share	$0.35	$0.30	$0.21
Shares Outstanding - Diluted	40,447	40,104	38,314

EBITDA	$14,202	$12,044	$7,904

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$274	$(126)	$1,035
Capital Expenditures	$1,921	$3,889	$987

Selected Balance Sheet Information:
Total Cash and Short-term Investments	$2,118	$601	$2,907
Accounts Receivable, less allowances	$110,057	$105,478	$102,131
Total Assets	$305,554	$304,561	$273,310
Bank Debt	$22,000	$30,000	$39,000
Other Current Liabilities	$65,339	$65,690	$67,228
Other Long-Term Liabilities	$15,684	$15,032	$13,749
Total Stockholders’ Equity	$202,531	$193,839	$153,333

Other Information:
Billing Days	64	64	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2005	Q2 2005	Q3 2004
Total Firm

Flex Revenue (000’s)	$193,186	$184,576	$177,399
Revenue per billing day (000’s)	$3,019	$2,884	$2,771
Sequential Flex Revenue Change	4.7%	2.9%	24.7%
Hours (000’s)	4,225	4,211	4,284
Flex GP %	28.1%	27.2%	26.2%

Search Revenue (000’s)	$14,107	$13,894	$11,463
Placements	1,130	1,178	1,000
Average Fee	$12,447	$11,850	$11,548
Billing days	64	64	64

Technology
Flex Revenue (000’s)	$90,281	$87,956	$86,364
Revenue per billing day (000’s)	$1,411	$1,374	$1,349
Sequential Flex Revenue Change	2.6%	3.5%	27.7%
Hours (000’s)	1,473	1,477	1,484
Flex GP %	26.9%	25.9%	24.9%

Search Revenue (000’s)	$4,793	$4,307	$3,307
Placements	334	326	253
Average Fee	$14,371	$13,299	$13,116

Finance and Accounting
Flex Revenue (000’s)	$54,998	$51,627	$50,440
Revenue per billing day (000’s)	$859	$807	$788
Sequential Flex Revenue Change	6.5%	0.7%	39.7%
Hours (000’s)	1,767	1,811	1,900
Flex GP %	29.5%	28.6%	27.5%

Search Revenue (000’s)	$8,060	$8,302	$7,056
Placements	689	743	643
Average Fee	$11,615	$11,221	$11,086

Health & Life Sciences
Flex Revenue (000’s)	$47,907	$44,993	$40,595
Revenue per billing day (000’s)	$749	$703	$634
Sequential Flex Revenue Change	6.5%	4.2%	5.4%
Hours (000’s)	985	923	900
Flex GP %	28.7%	28.1%	27.2%

Search Revenue (000’s)	$1,254	$1,285	$1,100
Placements	107	109	104
Average Fee	$11,713	$11,795	$10,600

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q3 2005	Q2 2005	Q3 2004
Healthcare-Nursing

Flex Revenue (000’s)	$11,088	$10,995	$10,751
Revenue per billing day (000’s)	$173	$172	$168
Sequential Flex Revenue Change	0.8%	4.1%	7.9%
Hours (000’s)	285	284	286
Flex GP %	27.0%	25.1%	25.5%

Search Revenue (000’s)	$116	$81	$79
Placements	10	9	12
Average Fee	$11,415	$9,049	$6,531

Health Information Mgmt

Flex Revenue (000’s)	$9,780	$8,246	$7,507
Revenue per billing day (000’s)	$153	$129	$117
Sequential Flex Revenue Change	18.6%	10.3%	16.6%
Hours (000’s)	150	128	119
Flex GP %	32.8%	31.8%	30.5%

Search Revenue (000’s)	$48	$40	$52
Placements	5	1	6
Average Fee	$9,532	$40,223	$8,614

Clinical Research

Flex Revenue (000’s)	$18,731	$17,492	$13,829
Revenue per billing day (000’s)	$293	$273	$216
Sequential Flex Revenue Change	7.1%	4.2%	0.2%
Hours (000’s)	249	220	187
Flex GP %	28.2%	28.7%	27.8%

Search Revenue (000’s)	$477	$555	$576
Placements	29	29	33
Average Fee	$16,449	$19,156	$17,463

Scientific

Flex Revenue (000’s)	$8,308	$8,260	$8,508
Revenue per billing day (000’s)	$130	$129	$133
Sequential Flex Revenue Change	0.6%	-1.2%	2.2%
Hours (000’s)	301	291	308
Flex GP %	27.2%	26.9%	25.5%

Search Revenue (000’s)	$613	$609	$393
Placements	63	70	53
Average Fee	$9,751	$8,696	$7,459

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	9 Months September 30, 2005	9 Months September 30, 2004
Revenue by Function:
Technology	$276,890	$219,497
Finance/Accounting	182,016	133,932
Health and Life Sciences	139,757	117,803

Total Revenue	598,663	471,232

Revenue by Time:
Perm	41,487	29,681
Flexible	557,176	441,551

Total Revenue	598,663	471,232

Cost Of Sales	406,182	327,388
Gross Profit	192,481	143,844
GP %	32.2%	30.5%
Flex GP %	27.1%	25.9%

Selling, General & Admin.	159,286	132,773
Deprec. & Amort.	5,971	3,445

Income from Operations	27,224	7,626

Other Expense	1,477	1,161

Earnings Before Taxes	25,747	6,465

Income Tax Expense (Benefit)	10,286	(901)

Net Income	$15,461	$7,366

Earnings Per Share - Diluted	$0.38	$0.21
EBITDA Per Share	$0.85	$0.35
Shares Outstanding - Diluted	40,472	35,201

EBITDA	$34,392	$12,191

Selected Cash Flow Information:
Bad Debt Expense	$569	$1,028
Capital Expenditures	$7,737	$3,497

Other Information:
Billing Days	191	192

Kforce Inc.

Selected Financial Information

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA Reconciliation

	Q3 2005		Q2 2005		Q3 2004
	$	Per share	$	Per share	$	Per share
EBITDA	$14,202	$0.35	$12,044	$0.30	$7,904	$0.21
Depreciation and Amortization	(2,194)	(0.05)	(2,022)	(0.05)	(1,567)	(0.04)
Interest Expense and Other	(874)	(0.02)	(893)	(0.02)	(629)	(0.02)
Tax Benefit (Expense)	(4,421)	(0.11)	(3,460)	(0.09)	339	0.01

Net Income	$6,713	$0.17	$5,669	$0.14	$6,047	$0.16

Outstanding Shares - Diluted	40,447		40,104		38,314

	YTD 2005		YTD 2004
	$	Per share	$	Per share
EBITDA	$34,392	$0.85	$12,191	$0.35
Depreciation and Amortization	(5,971)	(0.15)	(3,445)	(0.10)
Interest Expense and Other	(2,674)	(0.07)	(2,281)	(0.07)
Tax Benefit (Expense)	(10,286)	(0.25)	901	0.03

Net Income	$15,461	$0.38	$7,366	$0.21

Outstanding Shares - Diluted	40,472		35,201

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.